UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 13, 2010

FACT CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-17232	84-0888594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5614E Burbank Road S.E., Calgary, Alberta, Canada	T2H 1Z4
(Address of principal executive offices)	(Zip Code)

(403) 693-8004
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

FACT Products Inc.  (“Products”), a wholly owned subsidiary of FACT Corporation’s operating subsidiary Food and Culinary Technology Group Inc. (“FACT Group”),  has the rights to a line of non-dairy whipped toppings marketed as “Aunt Lydia’s Italian crèmes”, however, due to performance issues with the product during 2005, FACT Products discontinued operations and FACT Corporation (the “Company”) determined that it would spin-off this subsidiary by way of a dividend to the stockholders of the Company whereby each stockholder of the Company would receive one share of FACT Products Inc. for every five shares of the Company with a record date for the spin-off of the shares of January 10, 2007.  The Company had intended to complete the spin-off during fiscal 2008, however this did not occur.  The Company determined at the end of fiscal 2009 to review other business opportunities for Fact Products Inc. and to make a determination prior to the end of fiscal 2010 as to whether to proceed with the spin-off.  FACT Products Inc. was presented with a business opportunity during July 2010 that is complementary to the business undertaken by FACT Group, and it was determined by management to proceed with this business opportunity.  As a result, the spin-off of FACT Products Inc. will not proceed.

Products has determined to pursue an opportunity to launch and develop a business dedicated to marketing private label natural products and supplements (NPS) into international markets. On August 13, 2010, Products prepared and presented offers of employment to   Mr. Bryan Hunsaker and Mr. Steven Ault, both of whom had presented the business opportunity to Products.    Both Mr. Hunsaker and Mr. Ault have significant international experience in NPS market,  as well as worldwide professional and NPS distribution networks.

On August 17, 2010, Mr. Hunsaker executed his employment contract.  He was appointed President of Products on August 25, 2010.   His contract provides for a base salary of $80,000 per annum and commission bonuses of 1% of net sales for any sales of FACT Group’s Nutrition First™ products.  The employment agreement allows for the granting of a total of 250,000 incentive stock options of FACT Corporation, fully vested at the time of execution of the employment contract and exercisable at $0.275 per share until 2018.

Mr. Hunsaker has over 5 years management experience in sales and marketing of natural products and supplements (NPS).  His prior experience was as a financial analyst for a multi-national company.  Mr. Hunsaker has an international business background, is multi-lingual, and has 8 years of foreign living experience.  He has a BA from Brigham Young University and an MBA with Finance focus from the University of Utah.

On August 18, 2010, Mr. Ault executed his employment contract.  He was appointed Vice-President - Product Development for Products on August 25, 2010.   Mr. Ault’s contract provides for a base salary of $80,000 per annum and commission bonuses of 1% of net sales for any sales of FACT Group’s Nutrition First™ products.  The employment agreement allows for the granting of a total of 100,000 incentive stock options of FACT Corporation, fully vested at the time of execution of the employment contract and exercisable at $0.275 per share until 2018.   Mr. Ault has over 15 years experience in the nutritional products industry.  His areas of expertise are in product development, formulation, domestic and international regulatory affairs and quality assurance.  Mr. Ault had worked for several companies in the natural products industry and consulted for multiple U.S. supplement manufacturers and marketers.  He has a Ph.D. in Biology from Idaho State University.

Ms. Jacqueline Danforth resigned as President of Products on August 25, 2010 to allow for the appointment of Mr. Hunsaker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACT CORPORATION
September 10, 2010	By: /s/ Jacqueline Danforth
Jacqueline Danforth President